                                    EXHIBIT 11.01


COMPUTATION OF NET INCOME (LOSS) PER SHARE
(in thousands, except per share data)


                                                                 THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                       JUNE 30,                     JUNE 30,
                                                               1996           1995           1996            1995
                                                              --------      ----------      --------       ---------
Primary:
Average common shares outstanding                              18,164         14,791         17,830         14,386
Net effect of dilutive stock
  options - based on the modified treasury
  stock method using average
  market price                                                    248              -            120              -
                                                              --------      ----------      --------       ---------

Totals                                                         18,412         14,791         17,950         14,386
                                                              --------      ----------      --------       ---------
                                                              --------      ----------      --------       ---------
Net income (loss)                                            $  4,713      $  (3,112)      $  8,849       $(13,857)
                                                              --------      ----------      --------       ---------
                                                              --------      ----------      --------       ---------
Per share amount                                             $   0.26      $   (0.21)      $   0.49       $  (0.96)
                                                              --------      ----------      --------       ---------
                                                              --------      ----------      --------       ---------

Fully diluted:
Average common shares outstanding                              18,164         14,791         17,830         14,386
Net effect of dilutive stock
  options - based on the modified treasury stock method
  using quarter end market price which is greater than
  average market price                                            251              -            121              -
                                                              --------      ----------      --------       ---------

Totals                                                         18,415         14,791         17,951         14,386
                                                              --------      ----------      --------       ---------
                                                              --------      ----------      --------       ---------

Net income (loss)                                            $  4,713      $  (3,112)      $  8,849       $(13,857)
                                                              --------      ----------      --------       ---------
                                                              --------      ----------      --------       ---------
Per share amount*                                            $   0.26      $   (0.21)      $   0.49       $  (0.96)
                                                              --------      ----------      --------       ---------
                                                              --------      ----------      --------       ---------




* The primary net income (loss) per share is shown in the statements of operations. Net income (loss) per share under the primary and fully diluted calculations are equivalent.


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